AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                   CIBER, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                            7379                      38-2046833
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification Number)

                                5251 DTC PARKWAY
                                   SUITE 1400
                            ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                   MAC J. SLINGERLEND, CHIEF EXECUTIVE OFFICER
                                5251 DTC PARKWAY
                                   SUITE 1400
                            ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -------------------------
           It is requested that copies of communications be sent to:
                               WANDA J. ABEL, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400
                              --------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

As permitted by Rule 429 of the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement is a combined prospectus that also relates to the Registration Statement on Form S-4, File No. 333-31905 filed with the Securities and Exchange Commission on July 23, 1997.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed              Proposed
    Title of each class of securities        Amount to be        maximum offering     maximum aggregate        Amount of
             to be registered                 registered         price per unit(1)    offering price(1)   registration fee(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share     7,000,000 shares(2)      $20.6875            $144,812,500           $40,258

(1) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and represents the average of the high and low prices of a share of Common Stock on December 15, 1998 as reported on the New York Stock Exchange.
(2) Does not include 5,204,172 shares of Common Stock (as adjusted to reflect the 2 for 1 stock split that occurred in March 1998) that were registered under a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 1997 (which became effective on October 27,
     1997), for a registration fee of $27,945 and which are being carried forward into this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                                                    December 16, 1998

                                   CIBER, INC.
                                12,204,172 SHARES

                                  COMMON STOCK

         CIBER may use this prospectus to offer and sell up to 12,204,172 shares of CIBER common stock (consisting of 7,000,000 shares being currently registered and 5,204,170 shares registered on October 27, 1997) from time to time in connection with future acquisitions of businesses or properties in business combinations the Securities Act of 1933. This prospectus also relates to certain shares of common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus.

         CIBER intends to concentrate its acquisitions in areas related to its current business. CIBER may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of CIBER common stock, cash, notes, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between CIBER and the owners of the businesses or properties to be acquired.

         The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of common stock under acquisition agreements will be determined by direct negotiations with the owners of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares of common stock.

         It is not expected that underwriting discounts or commissions will be paid by CIBER in connection with issuances of shares of common stock under this prospectus. However, brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

         CIBER's common stock is listed on the New York Stock Exchange under the symbol "CBR." The closing market price of CIBER common stock on the New York Stock Exchange on December 15, 1998 was $20.375.

         INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       DOCUMENTS INCORPORATED BY REFERENCE

         THIS PROSPECTUS INCORPORATES DOCUMENTS CONTAINING IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CIBER BY REFERENCE WHICH ARE NOT PRESENTED OR DELIVERED WITH THIS PROSPECTUS. COPIES OF THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED. REQUESTS SHOULD BE MADE TO CIBER, INC., AT 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, COLORADO 80111; TELEPHONE NUMBER (303) 220-0100. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

         The following documents filed with the Securities and Exchange Commission ("SEC") by CIBER are incorporated into this prospectus by reference:

o Annual Report on Form 10-K for the year ended June 30, 1998;
o Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
o Current Report on Form 8-K, filed with the SEC on September 21, 1998;
o Current Report on Form 8-K, filed with the SEC on September 16, 1998;
o Current Report on Form 8-K, filed with the SEC on August 17, 1998;
o CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998;
o CIBER's Registration Statement on Form 8-A, filed with the SEC on February 25, 1994; and
o all other documents filed by CIBER pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since September 30, 1998.

         Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent it is modified by or superseded by a subsequently filed document which is also incorporated into this prospectus by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                              AVAILABLE INFORMATION

         CIBER has filed with the SEC in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to CIBER and the shares offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, of which this prospectus is a part, together with such exhibits and schedules may be obtained, upon payment of the fee prescribed by the SEC, or may be examined without charge, at the public reference facilities of the SEC described below.

         CIBER is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copies of such materials may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Room 1300, 7 World Trade Center, 13th Floor, New York, New York 10048, upon payment of the charges prescribed therefore by the SEC. Please call the SEC at (800) SEC-0330 for additional information on the operation of the Public Reference Rooms. In addition, CIBER is listed on the New York Stock Exchange ("NYSE") and is required to file reports, proxy statements and confirmation statements and other information with the NYSE. These documents may be inspected at the principal office of the NYSE, 20 Broad Street, New York, New York 10005. Further, CIBER (since May 7, 1996) has been filing documents with the SEC through the Electronic Data Gathering, Analysis and Retrieval System. Accordingly, copies of documents filed by CIBER with the SEC on or after May 7, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available through the SEC's Web Site at http://www.sec.gov/.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

         With the exception of historical matters and statements of current status, the matters discussed or incorporated by reference in this prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially, include, among others, growth through business combinations and internal expansion, the ability to attract and retain qualified consultants, dependence on significant relationships and the absence of long-term contracts, management of a large and rapidly growing business, project risks, pricing and margin pressure, competition, potential fluctuations in quarterly operating results, and price volatility, which are discussed herein under the caption "RISK FACTORS." Many of these factors are beyond CIBER's ability to predict or control. In addition, as a result of these and other factors, CIBER's past financial performance should not be relied on as an indication of future performance.

                                   THE COMPANY

         CIBER is a nationwide provider of system integration consulting services. As of November 30, 1998, CIBER had approximately 6,000 employees located in approximately 80 branch offices in more than 20 states plus Canada, CIBER offers services in four principal areas: management consulting for business/IT solutions, Enterprise Resource Planning implementation services, information technology consulting services and network technology design/integration consulting.

         The CIBER Information Services Division provides application software development and maintenance services and millennium date change solutions. The CIBER Solutions Division is comprised of CIBER's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT"), The Summit Group, Inc. ("Summit") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of PeopleSoft, Inc. software, including Human Resource, Financial Management and Accounting, Student Administration, Government, Manufacturing and Distribution products. Summit provides Lawson, J.D. Edwards, Oracle, Baan and other software implementation services, strategic consulting services, proprietary warehousing and traffic software, and is an industry remarketer of certain third party computer products. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

         CIBER was incorporated in 1974 as a Michigan corporation and, in February 1994, reincorporated in Delaware. CIBER maintains its executive offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111. CIBER's telephone number is (303) 220-0100.

                                  RISK FACTORS

         Your investment in the common stock offered hereby involves a high degree of risk. In addition to the other information contained in this prospectus, you should consider the following risk factors carefully in evaluating CIBER before purchasing shares of common stock offered by this prospectus.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION

         As an integral part of its business strategy, CIBER intends to continue to expand by acquiring information technology businesses. CIBER continuously evaluates potential business combinations and aggressively pursues attractive transactions. From July 1995 through November 1998, CIBER completed 22 business combinations. The success of this strategy depends not only upon CIBER's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which CIBER has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance CIBER will be able to combine additional businesses, or that any business combination will result in benefits to CIBER, or that management will be able to manage effectively the resulting business. Additionally, CIBER experiences competition for business combinations.

         CIBER may open new offices in attractive markets with its own personnel. Many of CIBER's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful. The company's internal growth rate has been in excess of 20% for the past several years and is due in part to the growth of industry demand for information technology professional services, including the recent increase in demand resulting from year 2000 related service needs and enterprise resource planning implementation services. There can be no assurance that this increased industry demand will continue in future years and, in particular, beyond the year 2000. There can be no assurance that CIBER will be able to start up, identify, acquire, or integrate what will ultimately be successful branch office operations.

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS

         CIBER's future success will depend in part on its ability to hire and provide adequately trained consultants who can fulfill the increasingly sophisticated needs of its clients. CIBER's on-going personnel needs arise from:
(i) increased demand for CIBER's services, (ii) turnover, which is generally high in the industry, and (iii) client requests for consultants trained in the newest software and hardware technologies. Few of CIBER's employees are bound by non-compete agreements. Competition for consultants in the information technology services industry is significant and CIBER has had, and expects to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that CIBER will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS

         CIBER's five largest clients accounted for 14% of CIBER's total revenues for the fiscal year ended June 30, 1998. No one client accounted for more than 10% of CIBER's total revenues in fiscal 1998. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. In addition, CIBER's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of CIBER's services under such contracts without penalty.
The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on CIBER.

         Additionally, CIBER has a significant relationship with PeopleSoft as an implementation partner. In fiscal 1998, CIBER derived approximately 9% of its total revenues from clients who purchased implementation services for their PeopleSoft software. In the event PeopleSoft products become obsolete or non-competitive or if CIBER should lose its "implementation partner" status with PeopleSoft, CIBER would suffer a material adverse effect.

MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS

         CIBER's rapid growth could place a substantial strain on its operational, administrative and financial resources. CIBER's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its consultants. If CIBER's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention from the day-to-day operations of the business, CIBER's results of operations would be materially adversely affected.

PROJECT RISKS

         CIBER has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from CIBER's time-and-material contracts by the level of responsibility assumed by CIBER and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, CIBER independently develops a program or maintains a system, whereas with time-and-material contracts, CIBER's clients generally maintain responsibility for the overall tasks. The failure of a project or the failure of CIBER to provide project services in a satisfactory manner could have a material adverse effect on CIBER. Further, because CIBER may undertake projects on a fixed-price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in completing such projects could have a material adverse effect on CIBER's results of operations.

PRICING AND MARGIN PRESSURE

         Many of CIBER's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relation ships, CIBER must satisfy client requirements at competitive rates. Although CIBER continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that provide the same or similar services at equal or lower costs. Furthermore, as competition intensifies between information technology service providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. Additionally, certain of CIBER's clients require that their vendors reduce rates after services have commenced. There can be no assurance that CIBER will be able to compete effectively on pricing or other requirements and, as a result, the company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to CIBER's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit CIBER from competing effectively with other packaged software implementation providers. In addition, as CIBER expands its service offerings to include a greater number of fixed-price projects, CIBER may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements.

COMPETITION

         CIBER operates in a highly competitive and rapidly changing industry and competes with a variety of companies for positions on the vendor lists of particular clients. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, CIBER. Many large accounting and management consulting firms offer services that overlap with a significant portion of CIBER's services, and CIBER competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies have begun expanding their businesses to provide computer-related services. There can be no assurance that CIBER will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than domestic programmers. Some of these foreign nationals are being hired as consultants directly by CIBER's clients and potential clients, as well as by certain of CIBER's competitors. Moreover, in an attempt to decrease costs, some of

CIBER's clients and potential clients are awarding business to competitors with operations in "low cost" foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by CIBER's competitors or clients could have a material adverse effect on CIBER.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         CIBER's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the company's control. Factors that may affect CIBER's quarterly revenue or operating results generally include: costs relating to the expansion of the company's business, the extent and timing of business acquisitions, the incurrence of merger costs, the timing of assignments from customers, the seasonal nature of CIBER's business due to variations in holidays and vacation schedules, the introduction of new services by CIBER or its competitors, price competition or price changes, general economic conditions and economic conditions specific to the information technology, consulting or information technology staffing industries. Quarterly sales and operating results can be difficult to forecast even in the short term. Due to all of the foregoing factors, it is possible that CIBER's revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of CIBER's common stock would likely be materially adversely affected.

PRICE VOLATILITY

         The market price of CIBER's common stock could be subject to significant fluctuations in response to variations in quarterly operating results, CIBER's prospects, changes in earnings estimates by securities analysts and by economic, financial and other factors and market conditions that can effect the capital markets generally, the industry segment of which CIBER is a part, the NYSE, including the level of, and fluctuations in, the trading prices of stocks generally and by other events that are difficult to predict and beyond CIBER's control. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of CIBER's common stock.

CERTAIN ANTI-TAKEOVER EFFECTS

         CIBER's Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover that stockholders might consider in their best interests. These provisions include the ability of the Board of Directors, without stockholder approval, to have the company issue shares of preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may provide. In September 1998, pursuant to this provision, the Board declared a dividend of one preferred share purchase right (a "Right") for each share of common stock outstanding. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons) that acquires more than 15% of the common stock on terms not approved by the Board. The Rights could discourage or make more difficult a merger, tender offer or other similar transaction. CIBER's organizational documents also include a provision under which only certain officers and the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. Directors of the company are divided into three classes and are elected to serve staggered three-year terms. Directors can be removed from office only for cause.

CONTROL BY CURRENT STOCKHOLDERS

         At September 1, 1998, Bobby G. Stevenson, CIBER's Chairman, owned beneficially 12,315,668 shares of common stock, representing approximately 23% of the outstanding common stock. As a result, Mr. Stevenson is able to exercise significant influence on the election of CIBER's Board of Directors and thereby direct the policies of CIBER.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

         The success of CIBER continues to be highly dependent upon the efforts of key management personnel of CIBER, particularly its executive officers. The loss of the services of any one of its executive officers could have a material adverse effect on CIBER. CIBER maintains life insurance on each of these individuals. The amount of insurance, however, may not be sufficient to offset CIBER's loss if the services of any of its executive officers were unavailable.

INTELLECTUAL PROPERTY RIGHTS

         CIBER's success is dependent in part upon its proprietary software development methodology and other intellectual property rights. CIBER relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures and trademark laws to protect its proprietary rights. CIBER does not hold any patents or copyrights, but does hold several registered trademarks. CIBER generally enters into confidentiality agreements with its employees, consultants, clients and potential clients that limit access to and distribution of its proprietary information, although there can be no assurance that any such agreement will be enforceable. There can be no assurance that the steps taken by CIBER in this regard will be adequate to deter misappropriation of its proprietary information or that CIBER will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. CIBER's business includes the development of custom software applications in connection with specific client engagements. Ownership of such software is generally assigned to the client. In addition, CIBER also develops object-oriented software components that can be reused in software application development and certain foundation and application software products, or software "tools," most of which remain the property of CIBER. Although the company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against CIBER in the future.

FUTURE SALE OF COMMON STOCK

         Sales of a substantial number of shares of common stock, including shares issued in conjunction with previously completed or future business combinations, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair CIBER's ability to raise capital through the sale of its equity securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected Operating Data and selected Balance Sheet Data were derived from the unaudited consolidated financial statements of CIBER which have been restated for the August 1998 merger of EJR Computer Associates, Inc. with CIBER which has been accounted for as a pooling of interests. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited Consolidated Financial Statements of CIBER, incorporated herein by reference. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CIBER's Annual Report on Form 10-K, as filed with the SEC on September 24, 1998, which report is incorporated herein by reference.

                                                                 YEAR ENDED JUNE 30,                           THREE MONTHS
                                                                                                            ENDED SEPTEMBER 30,
                                        --------------------------------------------------------------   -----------------------
In thousands, except per share
amounts                                   1994(1)      1995(1)      1996(1)      1997(1)      1998(1)      1997(1)       1998
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
Total revenues........................  $ 173,325    $ 234,060    $ 295,965    $ 413,380    $ 576,488    $ 129,334    $ 165,658
Costs of revenues.....................    118,114      159,472      201,442      278,406      375,506       86,087      106,997
Selling, general and administrative
expenses..............................     45,351       58,329       71,883       97,301      134,640       31,183       37,284
Amortization of intangible assets.....        719        1,395        1,795        3,087        3,936          938        1,082
Merger costs..........................         --        1,075          901        1,218        4,538          614        1,535
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Operating income....................      9,141       13,789       19,944       33,368       57,868       10,512       18,760
Interest and other income (expense),
net...................................        388          (56)         851        1,033        1,535          272          612
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Income before income taxes..........      9,529       13,733       20,795       34,401       59,403       10,784       19,372
Income tax expense....................      1,984        3,956        6,014       13,175       22,926        4,300        8,255
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net income..........................      7,545        9,777       14,781       21,226       36,477        6,484       11,117
Pro forma adjustment to income tax
expense(2)............................     (1,773)      (1,613)      (2,312)        (803)      (2,207)        (276)          --
                                        ---------    ---------    ---------    ---------    -----------  ---------    ---------
  Pro forma net income(2).............  $   5,772    $   8,164    $  12,469    $  20,423    $  34,270    $   6,208    $  11,117
                                        =========    =========    =========    =========    =========    =========    =========
Pro forma income per share - basic(2).  $    0.16    $    0.20    $    0.28    $    0.43    $    0.67    $    0.12    $    0.21
Pro forma income per share -
diluted(2)............................  $    0.15    $    0.18    $    0.26    $    0.40    $    0.64    $    0.12    $    0.20
Weighted average shares - basic.......     35,318       40,550       44,239       47,893       51,354       50,428       52,920
Weighted average share - diluted......     39,482       44,512       47,710       50,612       53,842       52,842       55,170


                                                                    JUNE 30,                                 SEPTEMBER 30,
                                        --------------------------------------------------------------      ---------------
                                          1994(1)     1995(1)       1996(1)      1997(1)     1998(1)             1998
                                        ----------  -----------   ----------   ----------  -----------      ---------------
BALANCE SHEET DATA:
Working capital........................ $  17,319   $   19,886    $  52,958    $  70,369   $  110,703       $   128,207
Total assets...........................    60,747       76,241      111,486      165,354      221,785           252,265
Long-term liabilities, net of current
  portion..............................       400          350          460        1,075           --                --
Total shareholders' equity.............    31,469       38,896       73,720      117,614      165,844           183,879
--------------------

(1) Restated for poolings of interests through September 30, 1998.
(2) The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes tax expense for S corporation operations that were not subject to income taxes.

                              PLAN OF DISTRIBUTION

      This prospectus relates to 12,204,172 shares of common stock that may be offered and issued by CIBER from time to time in connection with future acquisitions of businesses or properties, or securities of other businesses, by CIBER. This prospectus, as amended or supplemented, also relates to certain shares of common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus ("Selling Stockholders").

      CIBER intends to concentrate its acquisitions in areas related to the current business of CIBER. If the opportunity arises, however, CIBER may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of common stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between CIBER and the owners or controlling persons of businesses or properties to be acquired.

      The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

      It is not expected that underwriting discounts or commissions will be paid by CIBER in connection with issuances of shares of common stock under this prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

      The sale of all or a portion of the shares of common stock offered hereby by the Selling Stockholders may be effected from time to time on the New York Stock Exchange at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the New York Stock Exchange.

      The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. CIBER and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, CIBER may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

      To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered hereby.

      CIBER will pay certain costs and expenses incurred in connection with the registration of the shares of common stock offered hereby. Any Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

      CIBER may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of common stock continuously effective until a fixed date or such earlier date as such shares of common stock may be resold without registration under the provisions of the Securities Act.


                              SELLING STOCKHOLDERS

      The Selling Stockholders may sell the shares of common stock offered hereby from time to time and may choose to sell less than all or none of such shares.


                                  LEGAL MATTERS

      The validity of the common stock to be offered hereby will be passed upon for CIBER by Davis, Graham & Stubbs LLP, Denver, Colorado.


                                     EXPERTS

      The consolidated financial statements of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 included in CIBER's annual report on Form 10-K for the year ended June 30, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

======================================================       ===================


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED             12,204,172 SHARES
UPON AS HAVING BEEN AUTHORIZED BY CIBER. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES
CREATE AN IMPLICATION THAT THE INFORMATION
HEREIN OR INCORPORATED BY REFERENCE HEREIN IS                    CIBER, INC.
CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER
OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED
OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE
TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR                    COMMON STOCK
SOLICITATION.


                   -----------------

                   TABLE OF CONTENTS                         -------------------
                                                                 PROSPECTUS
                                                  PAGE       -------------------

Documents Incorporated by Reference..................2
Available Information................................2
Cautionary Statement Concerning Forward Looking
   Statements........................................3
The Company..........................................4
Risk Factors.........................................5        December 16, 1998
Selected Consolidated Financial Data.................9
Plan of Distribution................................10
Selling Stockholders................................11
Legal Matters.......................................11
Experts.............................................11


======================================================       ===================

                                     PART II

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           CIBER's Bylaws and Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER.
Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER's Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.   EXHIBITS AND FINANCIAL SCHEDULES

           (a)    EXHIBITS

Exhibit
Number            Description of Exhibit
-------           ----------------------

    4.1 Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated
                  October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1)
    4.2           Bylaws of CIBER(2)
    4.3           Form of Common Stock Certificate(2)
    4.4 Rights Agreement, dated as of August 31, 1998, between the company and UMB Bank, N.A.(3)
    5.1           Opinion of Davis, Graham & Stubbs LLP+
   23.1           Consent of KPMG Peat Marwick LLP+
   23.2           Consent of Davis, Graham & Stubbs LLP (included in
                  Exhibit 5.1)+
   24 Power of Attorney (included on the signature pages filed herewith)+

-----------------

 +   Filed herewith.
(1) Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(2) Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.

(3) Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current Report on Form 8-K filed with the SEC on September 16, 1998.


           (b)    FINANCIAL STATEMENT SCHEDULES

                  Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions and therefore have been omitted.

           (c) REPORTS, OPINIONS AND APPRAISALS MATERIALLY RELATING TO THE TRANSACTION.

                  Not Applicable.

ITEM 22.   UNDERTAKINGS.

           (a)    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)  To include any prospectus required by
           Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 16, 1998.

                                       CIBER, Inc.
                                       a Delaware corporation


                                       By: /S/ MAC J. SLINGERLEND
                                          --------------------------------------
                                          Mac J. Slingerlend
                                          Chief Executive Officer and Secretary


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bobby G. Stevenson, Mac J. Slingerlend, and Richard A. Montoni, or any of them, his true and lawful attorneys-in-fact and agents, each with full power and substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

               SIGNATURE                                        TITLE                                 DATE
/S/ BOBBY G. STEVENSON                     Chairman of the Board                               December 16, 1998
------------------------------------------
Bobby G. Stevenson

/S/ MAC J. SLINGERLEND                     President, Chief Executive Officer, Secretary and   December 16, 1998
------------------------------------------ Director (Principal Executive Officer)
Mac J. Slingerlend

/S/ RICHARD A. MONTONI                     Executive Vice President/Chief Financial            December 16, 1998
------------------------------------------ Officer, Treasurer and Director (Principal
Richard A. Montoni                         Financial Officer)

/S/ CHRISTOPHER LOFFREDO                   Vice President/Chief Accounting Officer             December 16, 1998
------------------------------------------ (Principal Accounting Officer)
Christopher Loffredo

/S/ ROY L. BURGER                          Director                                            December 16, 1998
------------------------------------------
Roy L. Burger

/S/ JAMES A. RUTHERFORD                    Director                                            December 16, 1998
------------------------------------------
James A. Rutherford

                                      II-4


/S/JAMES G. BROCKSMITH, JR.                Director                                            December 16, 1998
------------------------------------------
James G. Brocksmith, Jr.

/S/ARCHIBALD J. MCGILL                     Director                                            December 16, 1998
------------------------------------------
Archibald J. McGill

                                INDEX TO EXHIBITS

Exhibit
Number            Description of Exhibit
-------           ----------------------

    4.1 Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated
                  October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1)
    4.2           Bylaws of CIBER(2)
    4.3           Form of Common Stock Certificate(2)
    4.4 Rights Agreement, dated as of August 31, 1998, between the company and UMB Bank, N.A.(3)
    5.1           Opinion of Davis, Graham & Stubbs LLP+
   23.1           Consent of KPMG Peat Marwick LLP+
   23.2           Consent of Davis, Graham & Stubbs LLP (included in
                  Exhibit 5.1)+
   24 Power of Attorney (included on the signature pages filed herewith)+

-----------------

 +   Filed herewith.
(1) Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(2) Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.
(3) Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current
     Report on Form 8-K filed with the SEC on September 16, 1998.

                                      II-6